Exhibit 99

Joint Filer Information

Name:	Dexia Crédit Local S.A.

Address:	1, Passerelle des Reflets
Tour Dexia La Défense 2
TSA 92202
92919 La Défense Cedex
France

Designated Filer:	Dexia SA

Issuer & Ticker Symbol:	Assured Guaranty Ltd. [AGO]

Date of Event
Requiring Statement:	July 1, 2009

Name:	Dexia Holdings, Inc.

Address:	445 Park Avenue
New York, NY 10022

Designated Filer:	Dexia SA

Issuer & Ticker Symbol:	Assured Guaranty Ltd. [AGO]

Date of Event
Requiring Statement:	July 1, 2009